Exhibit (3)(ii)

                            RELM WIRELESS CORPORATION

                                     BY-LAWS

                                    ARTICLE I

                                  SHAREHOLDERS

     1.1 Meetings.

     1.1.1 Place. Meetings of the shareholders shall be held at such place as may be designated by the board of directors.

     1.1.2 Annual Meeting. Unless otherwise fixed by the board of directors, an annual meeting of the shareholders for the election of directors and for other business shall be held at 10:00 a.m. local time on the 4th Thursday of April in each year or, if that day is a legal holiday, on the next following business day.

     1.1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the president, the board of directors or the holders of at least one-fifth of the outstanding shares of stock of the corporation entitled to vote at the meeting.

     1.1.4 Notice. Written notice of the time and place of all meetings of shareholders and of the general nature of the business to be transacted at each special meeting of shareholders shall be given to each shareholder entitled to vote at the meeting at least five days before the date of the meeting unless a greater period of notice is required by law in a particular case.

     1.1.5 Quorum. The presence in person or by proxy of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If a quorum is not present no business shall be transacted except to adjourn to a future time.

     1.1.6 Adjourned Meetings. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in these bylaws, shall nevertheless constitute a quorum for the purposes of electing directors. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least fifteen days because of an absence of a quorum, although than less than a quorum as fixed in these by-laws, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for purpose of acting upon the matter.


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     1.1.7 Participation. One ore more shareholders may participate in a shareholders' meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     1.1.8 Voting Rights. Except as otherwise provided herein, the articles of incorporation or by-laws, every shareholder shall have the right at every shareholders' meeting to one vote for every share standing in his name on the books of the corporation which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

                                   ARTICLE II

                                    DIRECTORS

     2.1 Number and Term. Subject to the provisions of applicable law, the board of directors shall have authority to (a) determine the number of directors to constitute the board, and (b) fix the terms of office of the directors and classify the directors with respect to the time for which they shall severally hold office. Except as otherwise fixed by the board of directors under the authority given above, the number of directors shall be five (5) and each director elected to the board shall hold office until the next annual meeting of the shareholders unless he sooner resigns or is removed or disqualified.

     2.2 Powers. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

     2.3 Meetings.

        2.3.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

        2.3.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

        2.3.3 Special Meetings. Special meetings of the board of directors may be called at any time by the president and shall be called by him on the written request of one-third of the directors. Notice (which need not be written) of the time and place of each special meeting shall be given to each director at least two days before the meeting.

        2.3.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.



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        2.3.5 Participation. One or more directors may participate in a meeting of the board or a committee of the board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     2.4 Vacancies. Vacancies in the board of directors shall be filled by vote of a majority of the remaining members of the board.

     2.5 Committees. The board of directors may by resolution adopted by a majority of the whole board designate one or more committees, each committee to consist of two or more directors and such alternate members (also directors) as may be designated by the board. To the extent provided in such resolution, any such committee shall have and exercise the powers of the board of directors. Unless otherwise determined by the board, in the absence or disqualification of any member of a committee the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

     2.6 Limitation on Directors' Liability. Except as otherwise provided by law, a director shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless:

        2.6.1 The director has breached or failed to perform the duties of his office as provided in the Nevada General Corporation Law (the "NGCL"); and

        2.6.2 The breach or failure to perform constitutes self-dealing, wilful misconduct or recklessness.

                                   ARTICLE III

                                    OFFICERS

     3.1 Election. The board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable. Any number of offices may be held by the same person.

     3.2 Authority, Duties and Compensation. The officers shall have such authority and perform such duties and serve for such compensation as may be determined by or under the direction of the board of directors. Except as otherwise provided by the board (a) the president shall be the chief executive officer of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and shareholders, (b) the other officers shall have the duties usually related to their offices, and (c) the vice president (or vice presidents in the order determined by the board) shall in the absence of the president have the authority and perform the duties of the president.



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                                   ARTICLE IV

                                 INDEMNIFICATION

     4.1 Right to Indemnification.

        4.1.1 Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise (including employee benefit plans), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction upon a plea nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

        4.1.2 Derivative Actions. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation; provided that no indemnification shall be made under this section in respect of claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to extent that a court of competent jurisdiction determines that, despite the adjudication of liability but in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.

     4.2 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification made under Sections 4.1.1 or 4.1.2 shall be made by the corporation only as authorized in this specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. Such determination shall be made:



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        4.2.1 By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action or proceeding;

        4.2.2 If such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion;

        4.2.3 By the shareholders.

        4.2.4 In such other manner, if any, as shall be permitted by NGCL.

     4.3 Advancement of Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article may be made by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

                                    ARTICLE V

                                    OFFICERS

     5.1 Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary.

     5.2 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the corporation only by the registered holder or by duly authorized attorney. Transfer shall be made only on surrender of the share certificate or certificates

                                   ARTICLE VI

                                   AMENDMENTS

     Except as otherwise provided by applicable law, these By-Laws may be amended at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of shareholders shall set forth the proposed change or a summary thereof.